Press Release

FOR IMMEDIATE RELEASE

ALCAN TO HOLD ANNUAL INVESTOR WORKSHOP
IN TORONTO

Montreal, Canada - September 27, 2006 - Alcan Inc. announced today that it will hold its annual investor workshop on Tuesday, October 3, 2006 at Le Royal Meridien King Edward hotel in Toronto, Canada. Alcan’s President and Chief Executive Officer, Dick Evans, will give opening remarks beginning at approximately 12:00 p.m. ET, followed by members of Alcan’s senior management who will discuss the Company’s business units and financial performance.

A live webcast of the event will be available on www.alcan.com and an archive of the presentation will be posted on the Alcan website for 30 days.

Alcan Inc. (NYSE, TSX: AL) is a leading global materials company, delivering high quality products and services worldwide. With world-class technology and operations in bauxite mining, alumina processing, primary metal smelting, power generation, aluminum fabrication, engineered solutions as well as flexible and specialty packaging, today’s Alcan is well positioned to meet and exceed its customers’ needs. Alcan is represented by 65,000 employees in 61 countries and regions, and posted revenues of US$20.3 billion in 2005. The Company has featured on the Dow Jones Sustainability World Index consecutively since 2003. For more information, please visit: www.alcan.com.

Media Contact: Anik Michaud Tel.: +1-514-848-8151 media.relations@alcan.com	Investor Contact: Corey Copeland Tel.: +1-514-848-8368 investor.relations@alcan.com